Exhibit 14(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our reports dated January 21, 2022, relating to the financial statements and financial highlights, which appear in Delaware Enhanced Global Dividend and Income Fund and Delaware Investments® Dividend and Income Fund, Inc.’s Annual Reports on Form N-CSR for the year ended November 30, 2021. We also consent to the references to us under the headings “Other Service Providers” and “Financial Highlights” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

August 11, 2022